Exhibit 99.3

Pentair, Inc.

5500 Wayzata Blvd., Suite 800

Golden Valley, MN 55416

763 545 1730 Tel

763 656 5204 Fax

News Release

Pentair’s Second Quarter 2004 EPS Rises 25% to $0.55 on 13% Sales Gain

GOLDEN VALLEY, Minn. — July 21, 2004 — Pentair (NYSE: PNR) announced that its second quarter 2004 earnings per share (EPS) of $0.55 increased 25 percent over second quarter 2003 EPS of $0.44 (adjusted to reflect the impact of a two-for-one stock split effective June 8, 2004). Pentair’s second quarter 2004 net sales totaled $813.9 million, up 13 percent from $719.0 million in the same period a year ago. Removing the effects of an acquisition and favorable currency translation, sales were up 10 percent over the second quarter 2003. Operating income for the second quarter 2004 totaled $96.5 million, 26 percent greater than the $76.3 million reported in the second quarter of 2003. Pentair’s operating income margin in the second quarter improved 130 basis points to 11.9 percent. Second quarter 2004 free cash flow was $98.8 million, bringing the first half total to $94.7 million, a $36 million improvement compared to the first half of last year.

“We continued to deliver on our performance commitments, with the water and enclosures businesses generating double digit sales growth and expanded margins,” said Randall J. Hogan, Pentair chairman and chief executive officer. “In addition, the strategic repositioning of Pentair made another leap forward with our recent announcements concerning the FTC clearance of the WICOR acquisition and the pending sale of the Tools business.”

In the Water Technologies Group, second quarter 2004 sales of $353.3 million were 22 percent higher than the $290.7 million recorded in the same period last year, reflecting broad-based growth in all of the water businesses. Sales of residential sump pump and effluent pump lines, pool and spa equipment, and residential water conditioning valves were particularly strong in the quarter. After excluding sales from the Everpure acquisition and the impact of favorable currency translation, the Group’s second quarter growth rate was 15 percent.

(more)

Second quarter 2004 operating income totaled $59.3 million in Water Technologies, a 29 percent gain over the same period last year. Increased volume and continued progress on the Pentair Integrated Management System (PIMS) and supply management initiatives contributed to a 100 basis point margin improvement, boosting second quarter margins to 16.8 percent. The second quarter 2004 was the third consecutive quarter in which margins grew by at least 100 basis points on a quarter-over-quarter basis.

Pentair’s Enclosures Group delivered 23 percent sales growth with second quarter 2004 sales totaling $178.1 million compared to a year-earlier total of $145.2 million. Pentair attributed the increase to market share gains, the recovery of the telecom market, and stronger demand in test and measurement, as well as automation and control markets. Significant wins in targeted growth markets – safety, security and defense, and medical – together with the impact of new product introductions helped boost Enclosures Group organic sales to the highest levels in three years.

Second quarter operating income in the Enclosures Group increased 85 percent from the same period last year, totaling $21.6 million in 2004 versus $11.7 million in 2003. Margins improved 400 basis points to 12.1 percent on the same comparison, and 100 basis points from the first quarter 2004 as the Group generated its tenth consecutive quarter of margin improvement. This performance was driven by higher volume and productivity gains from PIMS and supply management initiatives.

In the Tools Group, sales of $283.4 million equaled those of the same period last year.

The Group benefited from stronger sales of portable power tools and stationary/bench-top tools in industrial channels, new pressure washer sales at a major home center, stronger international sales, and sales of new private label power tools. This improvement was offset by price declines in some lines, the change-out of accessories at a major home center in advance of a re-launch, our removal of a couple of pressure washer SKUs in the club channel and the bankruptcy of a major woodworking customer.

Operating income of $23.2 million was equal to that of the same period last year, as the effects of competitive market place pricing, higher raw material costs, and one-time costs, combined to offset higher productivity. Margins of 8.2 percent were comparable to those in the year-earlier period.

(more)

In an announcement issued Monday, July 19, Pentair said that it has concluded its exploration of strategic alternatives for its Tools Group, and that it has signed a definitive agreement to sell the Tools Group to The Black & Decker Corporation (NYSE: BDK) of Towson, Maryland, for approximately $775 million. The transaction is expected to close in 2004, following the completion of customary regulatory clearances. The Tools Group will be treated as a discontinued operation under Statement of Financial Accounting Standards (“SFAS”) No. 144 for reporting purposes beginning in the third quarter of 2004. A preliminary analysis of continuing and discontinued operations for the last six quarters of reportable business segments results is included with this announcement.

On July 6, 2004, Pentair announced it has received clearance from the Federal Trade Commission for its acquisition of WICOR Industries, a unit of Wisconsin Energy Corporation (NYSE: WEC), Milwaukee. In addition, the Public Service Commission of Wisconsin approved the corporate restructuring of WICOR required to facilitate this transaction. Pentair said it expects to complete the transaction at the end of July.

“The third transformation of Pentair is nearing completion,” Hogan said. “Looking to the future on a continuing operation basis, we expect third quarter EPS of between $0.29 and $0.34 and full year EPS of between $1.28 and $1.38. This is in-line with our prior guidance. Further, we expect 2005 EPS of $1.95 to $2.10, which reflects 50 percent EPS growth from continuing operations. By then, we expect to have swapped the earnings of our Tools business, and the dynamics of the tools market, for the earnings of WICOR, and the prospects of our water business, for a net cash outlay of roughly $100 million – with no dilution from prior expectations of $1.99.”

A Pentair conference call scheduled for 11:00 a.m. CDT today will be webcast live via http://www.pentair.com. A link to the conference call is posted on the site’s “Financial Information” page and will be archived at the same location.

(more)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Three months ended		Six months ended
In thousands, except per-share data	July 3 2004	June 28 2003	July 3 2004	June 28 2003
Net sales	$813,873	$718,989	$1,581,014	$1,356,505
Cost of goods sold	590,412	535,501	1,155,895	1,017,726

Gross profit	223,461	183,488	425,119	338,779
% of net sales	27.5%	25.5%	26.9%	25.0%

Selling, general and administrative	115,086	95,932	231,781	188,914
% of net sales	14.1%	13.3%	14.7%	13.9%

Research and development	11,829	11,224	23,756	21,345
% of net sales	1.5%	1.6%	1.5%	1.6%

Operating income	96,546	76,332	169,582	128,520
% of net sales	11.9%	10.6%	10.7%	9.5%

Net interest expense	11,233	9,837	22,407	19,830
% of net sales	1.4%	1.4%	1.4%	1.5%

Income before income taxes	85,313	66,495	147,175	108,690
% of net sales	10.5%	9.2%	9.3%	8.0%

Provision for income taxes	29,853	22,608	51,504	36,954
Effective tax rate	35.0%	34.0%	35.0%	34.0%

Net income	$55,460	$43,887	$95,671	$71,736

Earnings per common share
Basic	$0.56	$0.44	$0.97	$0.73
Diluted	$0.55	$0.44	$0.95	$0.72

Weighted average common shares outstanding
Basic	99,320	98,762	98,874	98,729
Diluted	101,694	99,624	101,112	99,430

Cash dividends declared per common share	$0.105	$0.105	$0.21	$0.20

(more)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

In thousands	July 3 2004	December 31 2003	June 28 2003
Assets
Current assets
Cash and cash equivalents	$58,247	$47,989	$45,465
Accounts and notes receivable, net	459,710	420,403	442,366
Inventories	373,350	285,577	333,370
Deferred tax assets	50,126	50,989	57,524
Prepaid expenses and other current assets	33,266	24,493	22,861

Total current assets	974,699	829,451	901,586

Property, plant and equipment, net	345,912	343,550	342,784

Other assets
Goodwill	1,404,264	1,373,549	1,245,812
Intangibles, net	105,997	108,118	18,065
Other	99,148	126,009	119,274

Total other assets	1,609,409	1,607,676	1,383,151

Total assets	$2,930,020	$2,780,677	$2,627,521

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$1,587	$—	$329
Current maturities of long-term debt	5,333	73,631	58,516
Accounts payable	253,447	170,077	214,213
Employee compensation and benefits	89,077	84,587	76,884
Accrued product claims and warranties	41,278	37,148	38,920
Income taxes	27,781	13,198	17,086
Other current liabilities	123,303	118,810	109,186

Total current liabilities	541,806	497,451	515,134

Long-term debt	747,319	732,862	669,687
Pension and other retirement compensation	102,351	101,704	132,622
Post-retirement medical and other benefits	41,970	42,134	42,293
Deferred tax liabilities	78,573	78,532	33,745
Other noncurrent liabilities	73,233	66,516	62,497

Total liabilities	1,585,252	1,519,199	1,455,978

Shareholders’ equity	1,344,768	1,261,478	1,171,543

Total liabilities and shareholders’ equity	$2,930,020	$2,780,677	$2,627,521

Days sales in accounts receivable (13 month moving average)	54	56	58
Days inventory on hand (13 month moving average)	61	63	65
Days in accounts payable (13 month moving average)	53	51	53
Debt/total capital	35.9%	39.0%	38.3%

(more)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six months ended
In thousands	July 3 2004	June 28 2003
Operating activities
Net income	$95,672	$71,736
Depreciation	31,655	32,031
Other amortization	6,629	2,566
Deferred income taxes	1,977	(614)
Stock compensation	—	306
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	(28,957)	(31,013)
Inventories	(72,237)	(33,148)
Prepaid expenses and other current assets	(20,526)	(3,899)
Accounts payable	53,996	38,753
Employee compensation and benefits	3,025	(8,783)
Accrued product claims and warranties	4,215	1,125
Income taxes	14,450	3,816
Other current liabilities	12,646	(3,515)
Pension and post-retirement benefits	1,257	4,795
Other assets and liabilities	2,732	3,863

Net cash provided by continuing operations	106,534	78,019
Net cash provided by (used for) discontinued operations	1,533	(367)

Net cash provided by operating activities	108,067	77,652

Investing activities
Capital expenditures	(13,340)	(18,935)
Payments from sale of businesses	—	(2,400)
Acquisitions, net of cash acquired	(15,288)	(15,150)
Equity investments	(200)	(5,461)
Other	—	47

Net cash used for investing activities	(28,828)	(41,899)

Financing activities
Net short-term borrowings	(2,603)	(549)
Proceeds from long-term debt	164,816	291,691
Repayment of long-term debt	(220,526)	(301,300)
Proceeds from exercise of stock options	10,178	699
Dividends paid	(20,997)	(19,738)

Net cash used for financing activities	(69,132)	(29,197)

Effect of exchange rate changes on cash	151	(739)

Change in cash and cash equivalents	10,258	5,817
Cash and cash equivalents, beginning of period	47,989	39,648

Cash and cash equivalents, end of period	$58,247	$45,465

Free cash flow
Net cash provided by operating activities	$108,067	$77,652
Less capital expenditures	(13,340)	(18,935)

Free cash flow	$94,727	$58,717

(more)

Pentair, Inc. and Subsidiaries

Supplemental Financial Information by Reportable Business Segment (Unaudited)

	First Qtr 2004	Second Qtr 2004	Six Months 2004	First Qtr 2003	Second Qtr 2003	Six Months 2003
In thousands
Net sales to external customers
Water	$314,002	$353,345	$667,347	$246,440	$290,734	$537,174
Enclosures	174,803	178,103	352,906	139,453	145,194	284,647
Tools	278,688	283,441	562,129	251,765	283,416	535,181
Intersegment sales elimination	(352)	(1,016)	(1,368)	(142)	(355)	(497)

Consolidated	$767,141	$813,873	$1,581,014	$637,516	$718,989	$1,356,505

Operating income (loss)
Water	$41,547	$59,253	$100,800	$29,504	$46,002	$75,506
Enclosures	19,354	21,590	40,944	9,865	11,703	21,568
Tools	20,763	23,165	43,928	17,686	23,148	40,834
Other	(8,628)	(7,462)	(16,090)	(4,867)	(4,521)	(9,388)

Consolidated	$73,036	$96,546	$169,582	$52,188	$76,332	$128,520

Operating income as a percent of net sales
Water	13.2%	16.8%	15.1%	12.0%	15.8%	14.1%
Enclosures	11.1%	12.1%	11.6%	7.1%	8.1%	7.6%
Tools	7.5%	8.2%	7.8%	7.0%	8.2%	7.6%
Consolidated	9.5%	11.9%	10.7%	8.2%	10.6%	9.5%

(more)

Pentair, Inc. and Subsidiaries

Reconciliation of Continuing and Discontinued Operations* (Unaudited)

In millions, except per-share data	First Quarter	Second Quarter	Six Months	Third Quarter	Fourth Quarter	Year
Net Sales
2003 total	$637.5	$719.0	$1,356.5	$685.0	$682.9	$2,724.4
Tools Group discontinued operations	251.8	283.4	535.2	268.0	278.2	1,081.4

2003 continuing operations	$385.7	$435.6	$821.3	$417.0	$404.7	$1,643.0

2004 total	$767.1	$813.9	$1,581.0
Tools Group discontinued operations	278.7	283.4	562.1

2004 continuing operations	$488.4	$530.5	$1,018.9

% change from continuing operations	27%	22%	24%

Operating Income
2003 total	$52.2	$76.3	$128.5	$67.8	$63.3	$259.6
Tools Group discontinued operations	20.1	25.6	45.7	22.6	21.1	89.4

2003 continuing operations	$32.1	$50.7	$82.8	$45.2	$42.2	$170.2

2004 total	$73.0	$96.6	$169.6
Tools Group discontinued operations	22.9	25.6	48.5

2004 continuing operations	$50.1	$71.0	$121.1

% change from continuing operations	56%	40%	46%

Diluted Earnings Per Share
2003 continuing operations	$0.18	$0.30	$0.48	$0.27	$0.24	$0.99
Equipment discontinued operations	—	—	—	—	(0.03)	(0.03)
Tools Group discontinued operations	0.10	0.14	0.24	0.11	0.11	0.46

2003 total reported	$0.28	$0.44	$0.72	$0.38	$0.32	$1.42

Diluted Earnings Per Share
2004 continuing operations	$0.28	$0.42	$0.70
Tools Group discontinued operations	0.12	0.13	0.25

2004 total reported	$0.40	$0.55	$0.95

*	On July 15, 2004, Pentair, Inc. met the recognition criteria to classify its Tools Group as a discontinued operation. Beginning in the 2004 third quarter Form 10-Q, the Pentair, Inc. historical financials will be restated to reflect the Tools Group as a discontinued operation.

(more)

About Pentair, Inc.

Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Technologies Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Enclosures group is a leader in the global enclosures market, serving industrial and electronic customers, and its Tools Group markets innovative products under established brand names to professionals and do-it-yourself users. Pentair’s 2003 revenues totaled $2.7 billion. The company employs 13,500 people in more than 50 locations around the world.

Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures. Forward-looking statements included herein are made as of the date hereof and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.

Contact

Pentair:	Mark Cain
Tel.:	(763) 656-5278
E-mail:	mark.cain@pentair.com